Exhibit 4.16
MILLENNIUM PARTNERS, L.P.
c/o Millennium Management LLC
666 Fifth Avenue, 8th Floor
New York, New York 10103
Liberator Medical Holdings, Inc.
2979 South East Gran Park Way
Stuart, Florida 34997
Attention: Mark A. Libratore, President
October 17, 2008
Re:     Waivers, Amendment and Restatement under May 2008 Warrants and Notes
Dear Mark:
     Reference is hereby made to the 3% Senior Convertible Notes due 2010 (the “May 2008 Notes”) and the Warrant to Purchase Common Stock (the “May 2008 Warrants”) issued by Liberator Medical Holdings, Inc. (the “Company”) on May 22, 2008 pursuant to the Securities Purchase Agreement, dated as of May 22, 2008 (the “May 2008 SPA”), by and among the Company, Liberator Medical Supply, Inc., as guarantor (“Liberator Supply”), and Millennium Partners, L.P. (“Investor”), as sole purchaser of the May 2008 Notes and the May 2008 Warrants.
     In connection with the Securities Purchase Agreement to be entered into on the date hereof by and among the Company, as issuer, Liberator Supply and Liberator Health and Education Services, Inc., as guarantors, and one or more purchasers, including the Investor (collectively, the “Purchasers”), for the sale and issuance by the Company and the purchase by the Purchasers of 3% Senior Convertible Notes due 2010 (the “New Notes”) and warrants to purchase common stock of the Company (including warrants that may be issued as compensation to the placement agent for the Company in connection with said transaction, the “New Warrants”), Investor hereby confirms and agrees, solely for the benefit of the Company, as follows:
1.	Investor directly and beneficially holds all of the May 2008 Notes and the May 2008 Warrants issued pursuant to the May 2008 SPA;

2.	Investor hereby, in its capacity as holder of the May 2008 Notes (as the same may be amended and restated pursuant to paragraph 5 below), waives any right it may have to have the Conversion Price (as defined in the May 2008 Notes) adjusted in connection with the issuance, conversion or exercise of the New Notes (including any replacements thereof issued in accordance with the terms of Section 18 thereof as in effect on the date hereof) or the New Warrants (including any replacements thereof issued in accordance with the terms of Section 7 thereof as in effect on the date hereof);

3.	Investor hereby, in its capacity as holder of the May 2008 Warrants, waives any right it may have to have the Exercise Price (as defined in the May 2008 Warrants) adjusted in connection with the issuance, conversion or exercise of the New Notes (including any replacements thereof issued in accordance with the terms of Section 18 thereof as in effect on the date hereof) or the New Warrants (including any replacements thereof issued in accordance with the terms of Section 7 thereof as in effect on the date hereof);

4.	Investor hereby, in its capacity as holder of the May 2008 Warrants, irrevocably and permanently waives its rights under Section 4(b) of the May 2008 Warrants and agrees that the May 2008 Warrants (and any replacements thereof) shall be amended so as to delete Section 4(b) therefrom in its entirety; and

5.	Investor is surrendering the May 2008 Notes issued to it on May 22, 2008 for cancellation in exchange for the issuance by the Company to Investor of a amended and restated 3% Senior Convertible Note due 2010 in the form attached hereto as Exhibit A.
     This letter shall be governed by the laws of the State of New York.

Yours truly, MILLENNIUM PARTNERS, L.P.
By:	Millennium Management LLC, its Managing Partner

By:	/s/ Terry Feeney
	Name:	Terry Feeney
	Title:	Chief Operating Officer

ACKNOWLEDGED AND AGREED TO:
LIBERATOR MEDICAL HOLDINGS, INC.

By:	/s/ Mark A. Libratore
	Name:	Mark A. Libratore
	Title:	President

Signature Page to
Letter re: Waivers, Amendment and Restatement under May 2008 Warrants and Notes

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